Exhibit 99.1

NEWS FROM:

GRIFFIN INDUSTRIAL REALTY, INC.

CONTACT:

Anthony Galici

Chief Financial Officer

(860) 286-1307

agalici@griffinindustrial.com

Ashley Pizzo

Director, IR & Capital Markets

(212) 218-7914

apizzo@griffinindustrial.com

GRIFFIN RAISES $27.2 MILLION IN EQUITY PRIVATE PLACEMENT TO ACCELERATE GROWTH PLAN

●	Raised $27.2 million of proceeds through a private placement involving common equity and warrants
●	First equity capital raise in Griffin’s history as a public company
●	New capital to accelerate Griffin’s acquisition strategy in the logistics sector

NEW YORK, NEW YORK (August 24, 2020) Griffin Industrial Realty, Inc. (Nasdaq: GRIF) (“Griffin” or the “Company”) today announced that the Company has completed a private placement transaction with an investment entity managed by Cambiar Management LLC (“Cambiar”) to raise approximately $27.2 million of new capital. The Company sold 504,590 unregistered shares of its common stock (the “Common Stock”) at a purchase price of $50.00 per share and warrants to acquire an additional 504,590 shares of Common Stock with an exercise price of $60.00 per share at a purchase price of $4.00 per warrant share (the “Private Placement”). The warrants may be exercised at any time prior to the third anniversary of issuance, and if they are exercised in full, Griffin would receive approximately $57.5 million of aggregate gross proceeds from the Private Placement. The proceeds from the Private Placement will be used to finance the Company’s acquisition and development pipeline as well as for general working capital.

The transaction represents the first equity capital raise in Griffin’s twenty-three-year history as a public company. Michael Gamzon, President and Chief Executive Officer of Griffin, noted “We are pleased to fund our expected future growth by issuing common equity at an attractive price relative to recent trading levels. The transaction also provides for the possibility of raising additional equity at a significant premium to today’s price. We believe the investment by our new strategic partner, Cambiar, expresses confidence in our strategy and the future direction of our business.”

In March 2020, as part of Griffin’s plan to accelerate growth and increase shareholder value, the Company announced the appointment of Gordon DuGan to the role of Chairman and the intention to convert to a Real Estate Investment Trust (“REIT”) at the beginning of 2021. As a continuation of this strategy, Griffin intends to invest in acquisitions and developments of well-located, flexibly designed industrial/warehouse properties. The Company’s strategy is focused on select high-growth, supply-constrained markets that that can meet multiple drivers of demand within the modern supply chain including local, regional and/or multi-market distribution.

Mr. Gamzon added, “The logistics sector continues to experience strong industry tailwinds due to the growth in e-commerce, optimization of supply chains and increased need for buffer inventories and redundancies. We are excited to accelerate our proven acquisition strategy and leverage our existing operating platform and development pipeline as we increase the size of our portfolio.”

As part of the transaction, a representative of Cambiar will join Griffin’s board of directors. Mr. Gamzon further commented, “We are excited to have Cambiar as a valued partner as they share Griffin’s vision for growth and plans for shareholder value creation. We look forward to Cambiar’s contributions on our board of directors and feel confident that this investment brings Griffin another step closer to its long-term goals.”

Michael Simanovsky, Founder and Managing Partner of Cambiar, commented “We are excited to partner with Griffin as it accelerates its growth plans. I have partnered with Gordon DuGan previously to grow industrial real estate platforms, and Griffin shares many of the attributes that made those entities successful. We believe the Company has great assets, attractive long-term fundamentals and a great leadership team.”

As part of the Private Placement, Cambiar received one Contingent Value Right (“CVR”) per common share, which entitles the CVR holder to limited downside protection in the form of a one-time cash payment (not to exceed 10% of the purchase price of $50.00 per share) in the event that the Company’s volume weighted average share price for the thirty day trading period ending on the one-year anniversary from issuance (the “Lock-Up Date”) is less than the purchase price of $50.00 per share. Cambiar has agreed not to sell the Common Stock purchased until the Lock-Up Date.

Additional details about the Private Placement will be available in a Current Report on Form 8-K under the “SEC Filings” tab of the Investor Relations section of Griffin’s website, www.griffinindustrial.com.

About Griffin

Griffin is a real estate business principally engaged in developing, acquiring, managing and leasing industrial/warehouse properties. Griffin currently owns 42 buildings totaling approximately 4.6 million square feet (approximately 4.2 million of which is industrial/warehouse space) in Connecticut, Pennsylvania, North Carolina and Florida in addition to over 3,400 acres of undeveloped land.

About Cambiar Management LLC

Cambiar Management LLC is a New York-based investment adviser founded in 2020. The firm pursues credit and equity investments within the real estate, digital infrastructure and hospitality sectors in both the public and private markets. Further information is available at www.cambiarlp.com.

Forward-Looking Statements

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include Griffin’s beliefs and expectations regarding future events or conditions including, without limitation, the statements regarding acquisition strategy, future growth, industrial acquisitions, development plans, potential future equity raising, conversion to a REIT, growing cash flow and increasing stockholder value, intentions for the investment of the Private Placement proceeds, expectations, or prospective results of operations or financial position. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Statements” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2019 and the “Risk Factors” section in Griffin’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2020. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.